Exhibit 11

                ENRON CORP. AND SUBSIDIARIES
              CALCULATION OF EARNINGS PER SHARE
                         (Unaudited)

                                      Three Months Ended    Nine Months Ended
                                         September 30,         September 30,
                                        1994       1993       1994       1993
                               (in thousands, except share and per share amounts)

Primary Earnings Per Share
 Earnings on common stock
   Net income                         $ 95,995   $ 20,908   $344,659   $228,382
   Preferred stock dividends            (3,702)    (4,132)   (11,145)   (12,947)
                                      $ 92,293   $ 16,776   $333,514   $215,435

Average number of common shares
 outstanding                           243,858    239,688    243,150    238,400
 Primary earnings per share of
  common stock                        $   0.38   $   0.07   $   1.37   $   0.90

Fully Diluted Earnings Per Share (1)
 Adjusted earnings on common stock
   Net income                         $ 95,995   $ 20,908   $344,659   $228,382
   Preferred stock dividends            (3,702)    (4,132)   (11,145)   (12,947)
   Add back:
     Dividends on convertible
      preferred stock                    3,702          -     11,145     12,947
                                      $ 95,995   $ 16,776   $344,659   $228,382

 Average number of common shares
  outstanding on a fully diluted basis
   Average number of common shares
    outstanding                        243,858    239,688    243,150    238,400
   Additional shares issuable upon:
     Conversion of preferred stock      19,283          -     19,490     22,876
     Exercise of stock options reduced
      by the number of shares which
      could have been purchased with
      the proceeds from exercise of
      such options                       3,324      5,076      3,352      5,076
                                       266,465    244,764    265,992    266,352

 Fully diluted earnings per share
  of common stock                     $   0.36   $   0.07   $   1.30   $   0.86

(1)The convertible preferred stock and related dividend effect had an anti-dilutive effect on earnings per share in the three months ended September 30, 1993 and are, therefore, excluded from the computation.
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